Exhibit 99.1

Watsco Achieves Record Sales, EPS, Operating Margins and Cash Flow

During Fourth Quarter and Full-Year 2015

MIAMI, FLORIDA – (BUSINESS WIRE), February 11, 2016 – Watsco, Inc. (NYSE: WSO) reported record results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter Results

Key performance metrics:

•	9% earnings per share growth to a record 75 cents

•	4% operating income increase to a record $54 million

•	10 basis-point expansion in operating margins to a record 6.0%

•	20 basis-point improvement in gross margin

•	3% sales growth to a record $904 million (4% on same-store basis)

Sales trends:

•	6% HVAC equipment growth (65% of sales), including 8% growth in the U.S.

•	Flat sales for other HVAC products (30% of sales)

•	4% increase in commercial refrigeration products (5% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Watsco produced another solid quarter of earnings growth, with expanded operating margins on record sales, market share gains and record cash flow. We experienced consistent growth in both residential and commercial markets, with continued strength in sales of high-efficiency replacement systems. These results are particularly satisfying given the blockbuster results we achieved in the fourth quarter of 2014. Overall, our results represent a nice finish to another excellent year.”

It is important to note that the fourth quarter of each calendar year is highly seasonal due to the nature and timing of the replacement market for air conditioning systems, which is strongest in the second and third quarters. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by this seasonality.

Full Year Results

Key performance metrics:

•	13% earnings per share growth to a record $4.90

•	10% operating income increase to a record $337 million

•	40 basis-point expansion in operating margins to a record 8.2%

•	30 basis-point improvement in gross profit margin

•	20 basis-point reduction in SG&A as a percentage of sales to a record low

•	4% sales growth to a record $4.11 billion (5% on a same-store basis)

Sales trends:

•	7% HVAC equipment growth (66% of sales), including 8% growth in the U.S.

•	2% increase in other HVAC products (29% of sales)

•	2% increase in commercial refrigeration products (5% of sales)

Mr. Nahmad added: “2015 was an outstanding year for Watsco, which we believe highlights the stability and consistency of our company. We are especially proud of achieving record operating margins given the substantial investments we have made in products, technology and people to drive long-term performance and innovation in our business.”

Technology Strategy

Watsco is actively transforming its business into the digital age by investing in scalable platforms for mobile apps, e-commerce, business intelligence and supply chain optimization. Strategic goals are to further strengthen Watsco’s leadership position, accelerate sales and profit growth, increase the speed and convenience of serving customers and to extend the company’s reach into new geographies and sales channels. The full-year 2015 results include an increase of $7 million, or 60%, in technology-related costs (approximately 13 cents per share for the full year and 3 cents per share for the fourth quarter).

Cash Flow & Dividends

Operating cash flow for the year increased 53% to a record $221 or approximately $6.82 per share. For the fourth quarter, operating cash flow increased 18% to a record $122 million. Since 2000, Watsco’s operating cash flow was approximately $1.6 billion compared to net income of approximately $1.5 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Watsco has paid dividends for over 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Watsco announced a 21% increase in its annual dividend rate to $3.40 per share effective January 2016. Any future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the company’s overall financial condition.

Conference Call Information

Date: February 11, 2016

Time: 10:00 a.m. (ET)

Webcast: http://investors.watsco.com

Dial-in number: United States (866) 777-2509 / International (412) 317-5413

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store basis. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is through one of its 566 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, we believe that significant growth potential remains given that the marketplace for HVAC/R products at the consumer level is estimated to be $80 billion. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015 (1)	2014
Revenues	$903,816	$876,787	$4,113,239	$3,944,540
Cost of sales	681,775	662,492	3,105,882	2,988,138

Gross profit	222,041	214,295	1,007,357	956,402
Gross profit margin	24.6%	24.4%	24.5%	24.2%

SG&A expenses	167,840	162,319	670,609	650,655

Operating income	54,201	51,976	336,748	305,747
Operating margin	6.0%	5.9%	8.2%	7.8%

Interest expense, net	1,021	1,416	5,547	5,206

Income before income taxes	53,180	50,560	331,201	300,541
Income taxes	16,841	15,777	104,677	91,839

Net income	36,339	34,783	226,524	208,702
Less: net income attributable to non-controlling interest	9,849	10,711	53,595	57,315

Net income attributable to Watsco	$26,490	$24,072	$172,929	$151,387

Diluted earnings per share:
Net income attributable to Watsco shareholders	$26,490	$24,072	$172,929	$151,387
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,107	1,818	13,626	11,435

Earnings allocated to Watsco shareholders	$24,383	$22,254	$159,303	$139,952

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,513,121	32,399,764	32,480,356	32,358,854

Diluted earnings per share for Common and Class B common stock	$0.75	$0.69	$4.90	$4.32

(1)	Diluted earnings per share for the full year of 2015 reflect a 13 cent per share benefit from a 10% greater ownership in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier Corporation in 2009. Watsco increased its ownership in Carrier Enterprise to 80% on July 1, 2014.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2015	2014
Cash and cash equivalents	$35,229	$24,447
Accounts receivable, net	451,079	434,234
Inventories	673,967	677,990
Other	20,990	20,664

Total current assets	1,181,265	1,157,335

Property and equipment, net	62,715	53,480
Goodwill, intangibles, net and other	544,462	580,252

Total assets	$1,788,442	$1,791,067

Accounts payable and accrued expenses	$270,117	$286,853
Current portion of long-term obligations	184	169

Total current liabilities	270,301	287,022

Borrowings under revolving credit agreement	245,300	303,199
Deferred income taxes and other liabilities	69,120	68,807

Total liabilities	584,721	659,028

Watsco’s shareholders’ equity	957,310	883,960
Non-controlling interest	246,411	248,079

Shareholders’ equity	1,203,721	1,132,039

Total liabilities and shareholders’ equity	$1,788,442	$1,791,067

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2015	2014
Cash flow from operating activities:
Net income	$226,524	$208,702
Non-cash items	38,142	30,937
Changes in working capital	(43,283)	(94,659)

Net cash provided by operating activities	221,383	144,980

Cash flow from investing activities:

Capital expenditures, net	(22,938)	(19,124)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(98,532)	(69,870)
Net (repayments) proceeds under revolving credit agreement	(56,256)	74,729
Distributions to non-controlling interest	(39,754)	(43,258)
Purchase of additional ownership from non-controlling interest	—	(87,735)
Other	8,222	5,927

Net cash used in financing activities	(186,320)	(120,207)

Effect of foreign exchange rate changes on cash and cash equivalents	(1,343)	(680)

Net increase in cash and cash equivalents	10,782	4,969
Cash and cash equivalents at beginning of year	24,447	19,478

Cash and cash equivalents at end of year	$35,229	$24,447

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